FOR IMMEDIATE RELEASE
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             RED ROOF INNS, INC. ANNOUNCES NEW CHAIRMAN OF THE BOARD


HILLIARD,  Ohio - Red Roof Inns, Inc.  (NYSE:RRI)  today announced that
Francis W. Cash will assume the additional position of chairman of the board of directors. Cash succeeds Peter C. Krause who will resign.

Cash joined Red Roof Inns, Inc. in June 1995 as president and chief executive officer. During his tenure, Red Roof Inns has completed a successful initial public offering; strengthened its senior management team with a new chief financial officer, general counsel, and communications executive; expanded the number of inns to 235; and positioned the company for major growth.

Red Roof Inns is an economy lodging chain that owns and operates 235 properties with more than 26,500 rooms in 33 states. Red Roof Inns became a publicly traded company on Feb. 1, 1996.

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